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                                                                     Exhibit 3.8

                            ARTICLES OF INCORPORATION

                                       OF

                            LIBERMAN TELEVISION, INC.

                                      Name

           One: The name of the corporation is:

                            Liberman Television, Inc.


                                     Purpose

           Two: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                Agent for Service

           Three: The name and address of the corporation's initial agent for service of process are:

                                Lenard D. Liberman
                                1813 Victory Place
                                Burbank, California 91504

                                Authorized Shares

           Four: The total number of shares of all classes of stock which the corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock, par value $.01 per share.

                      Limitation on Liability of Directors
                        and Authority to Indemnify Agents

           Five: The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

           The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

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           The undersigned declares that the undersigned has executed these
Articles of Incorporation and that this instrument is the act and deed of the undersigned.



DATED:  November 13, 1997                              /s/  Regina Braman
                                                       -------------------------
                                                       Regina Braman

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